Exhibit 99.2
News Release

FOR FURTHER INFORMATION CONTACT:
Joel H. Mathis
Public Relations and Investor Relations
FOR IMMEDIATE RELEASE
CITIZENS, INC. FIRST QUARTER NET UP 138.9%
Austin, Texas — May 10, 2007 — Citizens, Inc. (NYSE: CIA) reported net income of $2.4 million or $0.05 per common share for the quarter ended March 31, 2007, a 138.9% increase over net income of $1.0 million or $0.01 per common share during the same period in 2006. The increase was primarily due to higher premium revenues without offsetting increases in expenses as well as a decline in casualty claims from the 2005 hurricanes that impacted the U.S. Gulf Coast. The first quarter 2006 results included $873,000 in net realized gains from sales of bonds in the Company’s investment portfolio, compared to net realized losses of $13,000 in the first three months of 2007.
Total revenues for the first three months of 2007 were $39.4 million compared to $36.8 million in 2006, an increase of 7.0%. Continued growth in premium income in the international life business, as well as the increase in net investment income were the primary reasons for the increase in revenues. Premiums for the first quarter of 2007 increased 11.3% to $32.4 million from $29.1 million in the first quarter of 2006, due to improved persistency in the international life and home service segments, as well as the large volume of new premium written in 2006. Net investment income increased 12.7% during first quarter 2007 to $7.1 million compared to $6.3 million in first quarter 2006, the increase indicative of the growth in the Company’s asset base.
Death benefits increased 3.1% from $5.8 million in first quarter 2006 to $6.0 million in first quarter 2007. Casualty claims decreased 65.0% to $523,000 in the first quarter of 2007 from $1.5 million during the same period in 2006 as a result of the winding down of claims from Hurricane Katrina.
Underwriting, acquisition and insurance expenses decreased slightly to $6.9 million in the first quarter of 2007 compared to $7.0 million in the first quarter of 2006, due to the economies of scale achieved through the continued consolidation of operations of Security Plan Life, an insurance subsidiary acquired in late 2004.
Assets at March 31, 2007 totaled $721.7 million, compared to $711.2 million at December 31, 2006. Stockholders’ equity at March 31, 2007 was $143.4 million compared to $139.6 million at December 31, 2006. The 2007 increase was largely due to income earned during the period, as well as a decrease in unrealized losses on the Company’s bond portfolio.
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P.O. Box 149151 • Austin, Texas 78714-9151 • Phone 512 837-7100 • Fax: 512-836-9334
email: PR@citizensinc.com • web site: www.citizensinc.com

About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group of Companies, is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $7.75 on May 9, 2007.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2006 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands except per share amounts)
OPERATING STATEMENTS

	(Unaudited)
	Three Months Ended
	March 31,
	2007	2006
Revenues
Premiums	$32,417	29,127
Net investment income	7,067	6,270
Realized losses (gains), net	(13)	873
Decrease (increase) in fair value of warrants	(427)	190
Other income	352	351

Total revenues	39,396	36,811

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	14,156	14,148
Increase in future policy benefit reserves	6,935	7,106
Policyholders’ dividends	1,230	1,022

Total insurance benefits paid or provided	22,321	22,276

Commissions	8,389	8,797
Other underwriting, acquisition and insurance expenses	6,900	6,975
Capitalization of deferred policy acquisition costs	(6,124)	(6,326)
Amortization of deferred policy acquisition costs	3,151	2,622
Amortization of cost of customer relationships acquired and other intangibles	841	966

Total benefits and expenses	35,478	35,310

Income before Federal income tax	3,918	1,501

Federal income tax expense	1,479	480

Net income	$2,439	1,021

Net income applicable to common stock	$1,936	515

Basic and diluted earnings per share of common stock	$0.05	$0.01

Weighted average shares outstanding - basic and diluted	41,292	41,168

BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2007	2006
Total assets	$721,658	$711,184
Total invested assets	528,570	515,055
Stockholders’ equity	143,422	139,611